Exhibit 10.02

SECOND AMENDMENT

(Storage Space Supplement)

THIS SECOND AMENDMENT (“Amendment”) is made as of this 14 day of March, 2003, by and between WA-SUNSET NORTH BELLEVUE, L.L.C., a Washington limited liability company (“Landlord”) and EXPEDIA, INC., a Washington corporation (“Tenant”).

RECITALS:

A.	Landlord (formerly known as EOP-Sunset North Bellevue, L.L.C., a Washington limited liability company) and Tenant are parties to that certain lease dated September 12, 2002 (the “Original Lease”), which Original Lease has been previously amended by an instrument dated October 28, 2002 (the Original Lease, as so amended, being referred to herein as the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing (subject to expansion pursuant to the terms of the Lease) approximately 25,803 rentable square feet (the “Premises”) described as Suite 100 on the 1st floor of the building commonly known as Sunset North Building 4 located at 3150 139th Avenue SE, Bellevue, Washington (the “Building”).

B.	Landlord and Tenant desire to enter into this Amendment for the purpose of adding storage space to the Lease and otherwise supplementing the Lease as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof being acknowledged, Landlord and Tenant agree as follows:

I.	Addition of Storage Space.

A.	Landlord leases to Tenant and Tenant accepts the space containing approximately 863 square feet described as Suite No. 4B204 on the B floor(s) of the Building, as shown on Exhibit A attached hereto (the “Storage Space”), for the term (the “Storage Term”) commencing on the later to occur of (1) February 1, 2003 (“Target Storage Commencement Date”), and (2) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Storage Space has been substantially completed, and ending September 30, 2009 (“Storage Expiration Date”), unless the Lease or Tenant’s right to possession of the Premises thereunder terminates sooner, in which case the Storage Expiration Date shall be such earlier termination date. The Landlord Work in the Storage Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Storage Space and such substantial completion date shall be deemed the “Storage Commencement Date”.

B.	The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Space of any items to be placed therein. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

C.	For the period beginning on the Storage Commencement Date through the Storage Expiration Date (unless sooner terminated pursuant to Section I.A above), Tenant shall pay rent for the Storage Space (“Storage Base Rent”) as follows:

Annual Rate Per Square Foot	Annual Storage Base Rent	Monthly Storage Base Rent
$10.00	$8,630.04	$719.17

All Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

D.	All terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Article XIV (Indemnity and Waiver of Claims) and Article XV (Insurance), except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, or window washing to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. Any default by Tenant under this Storage Space provision remaining uncured for a period extending beyond the expiration of any applicable cure period described in the “default” section of the Lease shall be a default under the Lease, it being agreed that the provisions of the Lease with respect to Tenant defaults shall apply to any default by Tenant hereunder. The Storage Space shall not be included in the determination of Tenant’s Pro Rata Share under the Lease nor shall Tenant be required to pay Expenses in connection with the Storage Space.

E.	Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Storage Commencement Date.

F.	At any time and from time to time, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

G.	Storage Base Rent is deemed Rent under the Lease.

H.	Tenant shall not assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant, except in connection with an assignment or sublease in accordance with the terms of Article XII of the Lease.

II.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled, with respect to the Storage Space, to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this

Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD: WA-SUNSET NORTH BELLEVUE, L.L.C., a Washington limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

	By:	/s/ SUSAN J. MURPHY
Susan J. Murphy Vice President, Leasing – Seattle Region

TENANT: EXPEDIA, INC., a Washington corporation

By:	/s/ MARK NAGLE
Name: Title:	Mark Nagle Director of Real Estate and General Services

THIS PAGE IS REQUIRED IF PROPERTY IS IN DELAWARE,

MICHIGAN, OHIO, UTAH OR WASHINGTON STATE

LANDLORD ACKNOWLEDGMENTS

STATE OF Washington         )

COUNTY OF King                ) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that Susan J. Murphy, personally known to me to be the Vice President of Equity Office Management, L.L.C., a Delaware limited liability company, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 14 day of March, 2003.

/s/ TANYA M. HOPKINS
Notary Public

TANYA M. HOPKINS
Printed Name

My Commission Expires: 9/19/04

TENANT ACKNOWLEDGMENTS

STATE OF Washington         )

COUNTY OF King                ) ss:

On this the 7th day of March, 2003, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Mark Nagle known to me to be Lender Services Dir. President of Expedia, Inc., a Washington corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ ELLEN S. AUSMUS
Notary Public

ELLEN S. AUSMUS
Printed Name

My Commission Expires: 11/10/04

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